SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Journal Communications, Inc.

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JOURNAL COMMUNICATIONS, INC.

333 West State Street

Milwaukee, Wisconsin 53203

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, APRIL 28, 2005

To our Shareholders:

We would like to invite you to attend our 2005 Annual Meeting of Shareholders on Thursday, April 28, 2005, at 9:00 a.m. central time at the Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Directions to the Pfister Hotel are included with the accompanying Proxy Statement. As we describe in the accompanying Proxy Statement, we will be voting on the following matters:

1. the election of three Class II directors, and

2. any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

We have enclosed a Proxy Card along with this Proxy Statement. Your vote is important, no matter how many shares you own. Even if you plan to attend the Annual Meeting, please complete, date and sign the Proxy Card and mail it as soon as you can in the envelope we have provided. Alternatively, you may vote by calling the toll-free telephone number or using the Internet as described in the instructions provided on the enclosed Proxy Card. If you attend the Annual Meeting, then you may revoke your proxy and vote your shares in person if you would like.

Thank you for your continued support. We look forward to seeing you at the Annual Meeting.

JOURNAL COMMUNICATIONS, INC.

Steven J. Smith

Chairman of the Board and

Chief Executive Officer

Milwaukee, Wisconsin

March 16, 2005

FREQUENTLY ASKED QUESTIONS

Q:	Why have I received this Proxy Statement?

Our Board of Directors has sent you this Proxy Statement, starting on or about March 16, 2005, to ask for your vote as a shareholder of Journal Communications, Inc. on certain matters to be voted on at our upcoming Annual Meeting of Shareholders.

Q:	What am I voting on?

At our Annual Meeting, you will vote on the election of three Class II directors. Our Board of Directors is not currently aware of any other matter that will be presented for your vote at the Annual Meeting.

Q:	Do I need to attend the Annual Meeting in order to vote? How do I vote?

No. You may vote by mail using the enclosed proxy, via the telephone, via the Internet or in person at the Annual Meeting. To vote by mail, simply mark your Proxy Card, date and sign it, and return it in the postage-paid envelope provided. To vote by telephone or via the Internet, follow the instructions provided on the enclosed proxy card. Even if you complete and mail the enclosed Proxy Card, or vote by telephone or the Internet, you may nevertheless revoke your proxy at any time by sending us written notice, voting your shares in person at the Annual Meeting or submitting a later-dated proxy.

Q:	Who is entitled to vote?

If you owned shares of our class A common stock, class B common stock (including class B-1 and/or class B-2 common stock) or class C common stock as of the close of business on February 22, 2005 (the “record date”), then you are entitled to vote.

You will be entitled to one vote per share for each class A share you owned on the record date; ten votes per share for each class B share you owned on the record date; and two votes per share for each class C share you owned on the record date.

Q:	How many shares of Journal Communications’ stock are entitled to vote at the Annual Meeting?

As of the record date, there were 28,041,555 class A shares outstanding and entitled to vote at the Annual Meeting with an aggregate of 28,041,555 votes; 44,285,609 class B shares outstanding and entitled to vote at the Annual Meeting with an aggregate of 442,856,090 votes; and 3,264,000 class C shares outstanding and entitled to vote at the Annual Meeting with an aggregate of 6,528,000 votes.

Q:	What constitutes a quorum?

A “quorum” refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. A majority of the votes of the class A shares, class B shares and class C entitled to be cast, or shares representing at least 238,712,823 votes, will represent a quorum for the purposes of electing directors and conducting any other business that may properly come before the Annual Meeting.

Q:	Who will count the votes?

Georgeson Shareholder Communications, Inc. will count the votes at the Annual Meeting. Wachovia Bank, N.A., our transfer agent and registrar, will act as Inspector of Elections.

Q:	Who is Journal Communications’ largest shareholder?

As of the record date, Matex Inc., a corporation controlled by members of the family of our former chairman Harry J. Grant, owned 2,992,000 class C shares (each with two votes per share) and 4,631,000 class B shares (each with ten votes per share). Matex Inc.’s holdings represent in total approximately 11.0% of our voting power. You can read more about share ownership information beginning on page 11.

Q:	What happens if I sign and return my Proxy Card but do not mark my vote?

The individuals named in the Proxy Card as proxies will vote your shares FOR the Board’s nominees for director and in their best judgment on other matters that may properly come before the Annual Meeting.

ELECTION OF DIRECTORS

Director Nominees

Our Board of Directors (which we refer to as the “Board”) currently consists of nine directors, divided into three classes, designated as Class I, Class II and Class III, with the terms of one class of directors expiring each year. This year, the terms of our Class II directors expire at the Annual Meeting.

The Board has nominated Steven J. Smith, Mary Ellen Stanek and Jeanette Tully for election at the Annual Meeting as Class II directors to serve until the 2008 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Five of our other directors will continue to serve on the Board as Class I or Class III directors until their respective terms expire as indicated below. James Forbes, a director since 1996, will retire as a director at the 2005 Annual Meeting. Our Board has approved an amendment to our bylaws that provides that the Board will consist of eight directors immediately upon the election of directors at the Annual Meeting.

Ms. Tully was elected to the Board effective February 8, 2005 and was initially identified as a potential nominee by Mr. Smith, our Chairman and Chief Executive Officer. Following review by the Nominating and Corporate Governance Committee of a list of potential director candidates, Ms. Tully was recommended by the Nominating and Corporate Governance Committee for election as a director.

The individuals named in the Proxy Card as proxies intend to vote all proxies received FOR the election of all three of the Board’s nominees. If a nominee becomes unable to serve as a director before the Annual Meeting, then the proxies will vote for another person that the Board recommends in place of that nominee.

Under Wisconsin law, shareholders elect directors by a plurality of the votes cast by shares that are entitled to vote in the election, assuming a quorum is present. For this purpose, “plurality” means that the nominees receiving the largest number of votes will be elected as directors. Any shares that do not vote, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

The following sets forth certain information, as of February 22, 2005, about the Board nominees for election as Class II directors at the Annual Meeting and each director whose term will continue after the Annual Meeting.

Nominees For Election at the Annual Meeting

Terms Expiring at the 2008 Annual Meeting of Shareholders

Steven J. Smith

Steven J. Smith, 54, is Chairman of the Board and Chief Executive Officer. Mr. Smith was elected Chief Executive Officer in March 1998 and Chairman in December 1998. Mr. Smith was President from September 1992 to December 1998. Mr. Smith is a member of the Executive Committee and has been a director since May 2003. Mr. Smith was a director of our predecessor company since June 1987. Mr. Smith is also a director of Badger Meter, Inc.

Mary Ellen Stanek

Mary Ellen Stanek, 48, has served as President of Baird Funds, Inc., a registered investment company, since September 2000, and Managing Director and Chief Investment Officer of Baird Advisors, Robert W. Baird & Co. Incorporated, since March 2000. Previously, Ms. Stanek was President of Firstar Funds, Inc., also a registered investment company, from December 1998 to March 2000, and President and Chief Executive Officer (from November 1998 to February 2000) and President and Chief Operating Officer (from March 1994 to November 1998) of Firstar Investment Research & Management Company, LLC. Ms. Stanek is a member of the Executive, Compensation and Human Resources Committees, serves as chair of the Human Resources Committee and has been a director since August 2003. Ms. Stanek was a director of our predecessor company since June 2002. Ms. Stanek is also a director of Robert W. Baird & Co., Incorporated, Baird Financial Corporation, Baird Holding Company, Aurora Health Care System, Inc., and the West Bend Mutual Insurance Company.

Jeanette Tully

Jeanette Tully, 57, retired in late 2002 from Entravision Communications Corporation, where she served as Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining Entravision in 1996, Ms. Tully was Executive Vice President and Chief Financial Officer of Alliance Broadcasting Company before its sale to Infinity Broadcasting in early 1996. From 1986-1994, Ms. Tully was Vice President of Communications Equity Associates, Inc., a media investment banking and brokerage firm. She also served as Chief Financial Officer of Harte-Hanks Communications’ Broadcasting and Entertainment Division. Ms. Tully is a Certified Public Accountant. Ms. Tully was elected to the Board in February 2005. Ms. Tully is also a director of Radiovisa Corporation and BitCentral Inc. Ms. Tully has not been appointed to any committees of the Board.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS CLASS II DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” EACH NOMINEE. UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED “FOR” EACH NOMINEE.

Directors Continuing in Office

Terms Expiring at the 2007 Annual Meeting of Shareholders

Don H. Davis, Jr.

Don H. Davis, Jr., 65, served as Chairman of Rockwell Automation, Inc., a provider of industrial automation power, control and information solutions from February 1998 until February 2005. Mr. Davis served as Chairman and Chief Executive Officer of Rockwell Automation, Inc. from October 1997 to February 2004. Mr. Davis stepped down as Chairman of Rockwell Automation, Inc. on February 2, 2005, but he remains a director. He was elected to the Board in December 2003. Mr. Davis is chair of the Nominating and Corporate Governance Committee and a member of the Human Resources Committee. Mr. Davis also serves on the boards of directors of Rockwell Automation, Inc., Illinois Tool Works, Inc., and Ciena Corporation.

David G. Meissner

David G. Meissner, 67, retired, served as Chairman of the Public Policy Forum, Inc., an independent, non-profit organization dedicated to providing information on community issues for government, businesses and citizens, from April 2002 to April 2004. Previously at the Public Policy Forum, Inc., Mr. Meissner served as the President from January 2000 to March 2002 and as the Executive Director from March 1995 to December 1999. Mr. Meissner is a member of the Human Resources Committee and has been a director since April 2004. Mr. Meissner was a director of our predecessor company from June 1988 to February 2003.

Terms Expiring at the 2006 Annual Meeting of Shareholders

David J. Drury

David J. Drury, 56, has been the President, Chief Executive Officer and majority owner of Poblocki Sign Company LLC since July 1999. Poblocki Sign Company LLC is a privately held architectural exterior and interior sign company located in West Allis, Wisconsin. Mr. Drury is a certified public accountant, a former partner of Price Waterhouse and served as a business consultant from 1997 to 1999. Mr. Drury is a member of the Audit, Compensation and Nominating and Corporate Governance Committees, and has been a director since August 2003. Mr. Drury was a director of our predecessor company since March 2003. Mr. Drury is also a director and member of the compensation committee and chair of the audit committee at Plexus Corp. and a director and member of the audit committee at MAF Bancorp Inc.

Jonathan Newcomb

Jonathan Newcomb, 58, was a principal at Leeds Weld & Co., a New York private equity firm that invests primarily in information, education and training, from February 2002 until October 2004. Mr. Newcomb served as Chairman and Chief Executive Officer at Simon & Schuster from June 1992 through January 2002. He also held positions as President and Chief Operating Officer and President of the Professional Publishing Group at Simon & Schuster from 1989 until 1994, and prior to that as President of McGraw-Hill’s Financial and Economic Information Company. Mr. Newcomb was elected to the Board in February 2005. Mr. Newcomb is also a director and member of the audit committee at both Bureau of National Affairs, Inc. and United Business Media. Mr. Newcomb has not been appointed to any committees of the Board.

Roger D. Peirce

Roger D. Peirce, 67, has been a corporate consultant since his retirement as the Vice Chairman and Chief Executive Officer of Super Steel Products Corp. in January 1994. Between March 1995 and May 1996, Mr. Peirce was President and Chief Executive Officer of Valuation Research Corporation. Mr. Peirce is a member of the Audit, Compensation, and Executive Committees, is the chair of the Compensation Committee, and has been a director since August 2003. Mr. Peirce was a director of our predecessor company since September 1996. Mr. Peirce is also a director and member of the audit committee at both Brady Corporation and Allete, Inc.

Board Meetings and Committees

Our Board currently maintains five standing committees: Audit, Compensation, Executive, Human Resources, and Nominating and Corporate Governance. In 2004, the Board met eleven times. In 2003, the Board appointed Mr. Forbes as the Lead Director. As Lead Director, Mr. Forbes acts as the presiding director for all executive sessions of the non-management Board members. Mr. Forbes will retire as director at the 2005 Annual Meeting and the Board expects to appoint a new Lead Director shortly thereafter.

Shareholders who wish to send communications to the Board or to a particular member of the Board may do so by delivering a written communication to Paul E. Kritzer, Vice President and Secretary, Journal Communications, Inc., P. O. Box 661, Milwaukee, WI 53201-0661, who will promptly forward such written communications to the indicated director or directors. Alternatively, shareholders may contact our outsourced hotline at (800) 297-8132 and request that concerns be delivered to our Lead Director, Audit Committee chairman, and/or to each or any of our directors.

Board members are expected to attend all Board meetings and all annual and special meetings of shareholders. All members of the Board were present at our 2004 Annual Meeting of Shareholders.

The Board has adopted standards to assist it in making determinations regarding whether our directors are independent as that term is defined in the listing standards of the New York Stock Exchange. Those standards were updated in February 2005 to conform to recent changes in the New York Stock Exchange’s listing standards and are included as Appendix A to this Proxy Statement. Based on these standards, the Board has determined that Messrs. Forbes, Peirce, Drury, Davis, and Meissner and Ms. Stanek are independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. In addition to the foregoing, with respect to Mr. Meissner, the Board also considered the share ownership of Matex Inc., of which Mr. Meissner is a director and executive officer, and the provisions of the Shareholders Agreement, dated as of May 12, 2003, by and among the Company, our predecessor company, Matex Inc. and the Abert Family Journal Stock Trust in reaching its independence determination. The Board will make an independence determination with respect to Mr. Newcomb and Ms. Tully at a future meeting.

The following table sets forth the names of our directors who served on each of the standing committees of the Board in 2004, as well as how many times each committee met in 2004.

Board Member	Audit	Compen- sation	Nominating and Corporate Governance	Executive	Human Resources
Steven J. Smith				Ö
Don H. Davis, Jr			Ö		Ö
David J. Drury	Ö	Ö	Ö
James L. Forbes	Ö		Ö	Ö
Roger D. Peirce	Ö	Ö		Ö
Mary Ellen Stanek		Ö		Ö	Ö
David G. Meissner					Ö
Meetings Held in 2004	9	5	3	3	3

During 2004, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which such director served during the year.

Audit Committee. Our Board maintains a standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The purposes of the Audit Committee include assisting the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors.The Audit Committee also provides an avenue for communication between internal audit, the independent auditors, financial management and the Board. The Audit Committee has the sole authority to retain and terminate our independent auditors. It is directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Audit Committee also pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors (subject to certain de minimus exceptions for non-audit services).

In carrying out its responsibilities, the Audit Committee, among other things:

•	reviews and discusses with management and the independent auditors our interim financial statements and our annual audited financial statements, related footnotes and financial information, and recommends to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	discusses with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	reviews disclosures made to the Audit Committee by our Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q;

•	reviews the performance and independence of our independent auditors; and

•	establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee is currently comprised of three members, all of whom are independent as that term is defined in the listing standards of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission, as well as the director independence standards adopted by the Board. The Board has adopted a written charter for the Audit Committee that is available on our web site at www.journalcommunications.com. In addition, the Board has determined that each of the members of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission.

Compensation Committee. Our Board maintains a standing Compensation Committee. The purposes of the Compensation Committee include discharging the Board’s responsibilities relating to compensation of our executive officers. In carrying out its responsibilities, the Compensation Committee, among other things:

•	determines and approves our compensation philosophy;

•	reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, and sets the salary, bonus, equity grants (if any) and other benefits for the Chief Executive Officer in light of the corporate goals and objectives;

•	determines and approves the compensation and benefits paid to the other executive officers and key employees;

•	determines the overall scope of participation in our incentive plans and which executive officers shall participate in the plans, as well as the overall scope and weighting of performance measures and target award levels under the plans; and

•	determines the aggregate incentive compensation awards for all participants in the plans as a group.

The Compensation Committee is currently comprised of three members, all of whom are independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. The Board has adopted a written charter for the Compensation Committee, a copy of which is available on our web site at www.journalcommunications.com.

Nominating and Corporate Governance Committee. Our Board maintains a standing Nominating and Corporate Governance Committee. The purposes of the Nominating and Corporate Governance Committee include identifying and recommending to the Board qualified potential director nominees for election at each of our annual shareholders’ meetings and developing and recommending to the Board our governance principles.

The Nominating and Corporate Governance Committee is currently comprised of three members, all of whom are independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on our web site at www.journalcommunications.com.

The Nominating and Corporate Governance Committee will consider candidates recommended by our shareholders for election as directors. Shareholders who wish to propose nominees for election as directors must follow certain procedures contained in our bylaws. In the case of nominees for election at an Annual Meeting, shareholders must send notice to our Secretary at our principal office on or before December 31 of the year immediately preceding such Annual Meeting; provided, however, that if the date of the Annual Meeting is on or after May 1 in any year, notice must be received not later than the close of business on the day which is determined by adding to December 31 of the immediately preceding year the number of days on or after May 1 that the Annual Meeting takes place. In the case of nominees for election at a special meeting, shareholders must send notice to our Secretary at our principal offices not earlier than 90 days prior to such special meeting and not later than the close of business on the later of (i) the 60th day prior to such special meeting and (ii) the 10th day following the day on which public announcement is first made of the date of such special meeting. In either case, the notice must contain certain information specified in our bylaws, including certain information about the shareholders bringing the nomination (including, among other things, the number and class of shares held by such shareholder(s)) as well as certain information about the nominee (including, among other things, a description of all arrangements or understandings between such shareholder and each nominee and any other person pursuant to which the nomination is to be made, and other information that would be required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended). All business to be conducted at a special meeting must have been described in the notice of meeting sent to shareholders pursuant to our bylaws; as a result, nominations for directors at a special meeting may be made if the notice of such meeting includes the election of directors as an item of business to be conducted.

In its process to select director nominees, the charter directs the Nominating and Corporate Governance Committee to consider such criteria as “diversity, experience, personal integrity, skill set and the ability to act on behalf of shareholders.” The charter also directs the Nominating and Corporate Governance Committee to determine if the nominee satisfies the professional and governance standards established by the Securities and Exchange Commission and the New York Stock Exchange. In addition to these charter requirements, the Nominating and Corporate Governance Committee believes that our directors, including nominees for director, must meet certain minimum qualifications and possess certain qualities and skills. Specifically, the Nominating and Corporate Governance Committee believes that our directors and nominees must:

•	exhibit high standards of integrity, commitment and independent thought and judgment;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	have substantial senior management experience and/or financial expertise or other relevant experience and/or prior public company board experience;

•	possess a range of skills that will allow a Board member to provide sound guidance with respect to our operations and interests;

•	have the ability to dedicate sufficient time, energy and attention to ensure the diligent pursuit of his or her duties, including attending Board and committee meetings and reviewing all material in advance;

•	have the ability to discus major issues and come to a reasonable conclusion;

•	have the capability to understand, effectively discuss and make appropriate judgments with respect to issues of importance to our company;

•	be collegial while having the ability to be direct and unafraid to disagree on important issues;

•	have the ability to represent us effectively to the financial press, investment institutions and other constituencies if requested by the Board; and

•	either have direct business exposure to the publishing, broadcasting or telecommunications industry and/or be able to participate in direct learning experiences about our major businesses.

During 2004, the Nominating and Corporate Governance Committee used a compensated third party in its process to identify and evaluate nominees for director.

The Chairman and Chief Executive Officer maintains an active list of potential Board candidates. The list is presented on a regular basis to the Nominating and Corporate Governance Committee, no less often than annually. Members of the Board, the Chairman and Chief Executive Officer, and various advisors and other parties (including shareholders) may from time to time present suggestions concerning Board candidates. Candidates are considered for the Board based on the selection criteria that has been established by the Board. The Nominating and Corporate Governance Committee will evaluate nominees for director submitted by shareholders who comply with the previously described procedures for submitting such nominations in the same manner as it evaluates other nominees.

Executive Committee. Our Board maintains a standing Executive Committee. The Executive Committee assists the Board in discharging its responsibilities with respect to the management of the business and affairs of the Company when it is impracticable for the full Board to act. The Executive Committee has such authority as may be delegated from time to time by the Board, and, in the intervals between meetings of the Board, can exercise the powers of the Board in directing the management of the business and affairs of the Company (except as limited by applicable law, regulation or listing standards). The Executive Committee is currently comprised of four members. The Board has adopted a written charter for the Executive Committee, a copy of which is available on our web site at www.journalcommunications.com.

Human Resources Committee. Our Board maintains a standing Human Resources Committee. The Human Resources Committee provides oversight of the policies and practices relating to employee relations and human resource activities, including, among others, hiring and retention policy, employee ownership culture activities and programs, diversity policies and practice, and management and administration of retirement and welfare plan programs. The Human Resources Committee is currently comprised of three members. The Board has adopted a written charter for the Human Resources Committee, a copy of which is available on our web site at www.journalcommunications.com.

Director Compensation

In 2004, we paid our directors (except those who are also employees or employees of one of our subsidiaries) an annual retainer fee of $25,000 plus $1,500 for each Board or committee meeting attended except for teleconference meetings where a $750 fee was paid. Annual committee retainer fees of $5,000 each, for a total of $10,000, were paid to one director who was the Lead Director and the chair of the Audit Committee. Annual committee retainer fees of $3,000 each were paid to the directors who were the chairs of the Compensation and Human Resources committees. It was our policy to grant restricted shares to directors upon their election to the Board pursuant to our 2003 Equity Incentive plan. In 2004, we granted 1,500 restricted shares of class B-2 common stock to Mr. Meissner upon his election to the Board. It was also our policy to grant options to directors annually on our Annual Meeting date pursuant to our 2003 Equity Incentive Plan. In 2004, we granted options to purchase 5,000 shares of class B-2 common stock at an exercise price of $17.44 per share to Messrs. Davis, Drury, Forbes, Meissner and Peirce and Ms. Stanek. Finally, we reimburse directors for their reasonable travel expenses relating to attendance at Board or committee meetings.

Upon review of competitive levels of director compensation and in consultation with our compensation consultants, the Compensation Committee recommended and the Board approved a change in director compensation. Effective April 28, 2005, our director compensation policy for non-employee directors will be as follows: Our annual retainer fee will be $30,000 plus $1,500 for each Board or committee meeting attended except for teleconference meetings where a $750 fee will be paid. An annual retainer of $10,000 will be paid to the Lead Director, who is also the chair of the Nominating and Corporate Governance Committee. Annual retainers of $7,500 each will be paid to the chairs of the Audit and Compensation Committees and $5,000 to the chair of the Human Resources Committee. In addition, we will no longer award restricted shares to directors upon election to the Board or options to directors on an annual basis. Instead, at each Annual Meeting, each director will be awarded 3,000 shares of unrestricted stock. We will continue to reimburse directors for their reasonable travel expenses relating to attendance at Board or committee meetings.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

Stock Ownership

The following table describes the beneficial ownership of our class A shares, class B shares and class C shares as of the record date held by (i) each of our directors and nominees and those of our executive officers who are named in the Summary Compensation Table below under “Executive Compensation—Summary Compensation Information”; (ii) all of our current directors and executive officers as a group; and (iii) each person or entity that we know beneficially owns more than 5% of any class of our common stock. We believe that all of the people and entities listed below have sole voting and investment power over the listed shares, except as we have indicated otherwise in the footnotes.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock				Class C Common Stock
Name of Beneficial Owners	Shares	%	Shares		%		Shares	%

Directors and Executive Officers

Steven J. Smith	100	*	315,631		*		—	—
Douglas G. Kiel	—	—	159,740		*		—	—
Paul M. Bonaiuto	—	—	176,101		*		—	—
Keith K. Spore(1)	—	—	125,849		*		—	—
James P. Prather	—	—	59,586		*		—	—
Don H. Davis, Jr.	—	—	2,786		*		—	—
David J. Drury	5,000	*	6,500	(2)	*		—	—
James L. Forbes	2,000	*	6,500	(2)	*		—	—
David G. Meissner(3)	7,000	*	1,977		*		—	—
Jonathan Newcomb	—	—	1,500		*		—	—
Roger D. Peirce	3,000	*	6,500	(2)	*		—	—
Mary Ellen Stanek	4,000	*	6,500	(2)	*		—	—
Jeanette Tully	—	—	1,500		*		—	—
All directors and executive officers as a group (26 persons)	21,100	*	1,679,730		3.2%		—	—

Five Percent Holders
The Journal Company(4)	—	—	8,676,705		16.3%		—	—
Matex Inc.(5)	(5)	(5)	4,631,000	(5)	8.7	%(5)	2,992,000	91.7%
Royce & Associates, LLC(6)	2,582,450	9.6%	—		—		—	—
Cramer Rosenthal McGlynn LLC(7)	1,956,900	7.2%	—		—		—	—
Barclays Global Investors, N.A.(8)	1,825,811	6.8%	—		—		—	—
Dalton, Greiner, Hartman, Maher & Co.(9)	1,614,650	6.0%	—		—		—	—
U.S. Trust Corporation(10)	1,524,260	5.6%	—		—		—	—
Rice Hall James & Associates, LLC(11)	1,491,402	5.4%	—		—		—	—

*	Denotes less than 1%.
(1)	Mr. Spore retired on December 31, 2004.
(2)	Includes 5,000 shares of class B-2 common stock that may be purchased upon the exercise of vested stock options.
(3)

Mr. Meissner is an officer and director of Matex Inc. As trustee and/or beneficiary of certain trusts, Mr. Meissner also beneficially owns approximately 30% of the outstanding shares of Matex Inc. Members of the family of Harry T. Grant, our former chairman, have a beneficial interest in the remaining shares of Matex Inc. Mr. Meissner has specifically disclaimed the beneficial ownership of any shares of our stock beneficially owned by Matex because he does not have the power to vote or direct the voting of, nor to dispose or to direct the disposition of such shares.

(4)	The Journal Company is our wholly owned subsidiary. Pursuant to applicable state law, the class B shares held by The Journal Company are not entitled to vote.
(5)	The address for this shareholder is c/o Meissner, Tierney, Fisher & Nichols, S.C., 111 E. Kilbourn Avenue, Milwaukee, WI 53202. Matex Inc. is owned and controlled by members of the Grant family. See “Certain Transactions” for a discussion of the shareholders agreement we entered into with Matex Inc. and the other Grant family shareholder, Abert Family Journal Stock Trust. Matex Inc. currently owns the indicated number of class B shares and class C shares. Each class C share is convertible at any time into either (i) 0.248243 class A shares and 1.115727 class B shares, or (ii) 1.36397 class A shares. Assuming conversion of all of the class C shares listed into class A and class B shares as provided in the foregoing clause (i), Matex Inc. would own 742,743 class A shares (or approximately 2.6% of the outstanding shares of the class) and 7,969,255 class B shares (or approximately 15.0% of the outstanding shares of the class). Assuming conversion of all of the class C shares listed into solely class A shares as provided in the foregoing clause (ii), Matex Inc. would own 4,080,998 class A shares (or approximately 14.6% of the outstanding shares of the class) and 4,631,000 class B shares (or approximately 8.7% of the outstanding shares of the class).
(6)	The information given is as of or about December 31, 2004, as reported by Royce & Associates, LLC (“Royce”) in its Schedule 13G filed with the Securities and Exchange Commission. The address for this shareholder is 1414 Avenue of the Americas, 9th Floor, New York, NY 10019. Royce has sole voting power with respect to all of these shares and sole dispositive power with respect to all of these shares.
(7)	The information given is as of or about December 31, 2004, as reported by Cramer Rosenthal McGlynn (“Cramer Rosenthal”) in its Schedule 13G filed with the Securities and Exchange Commission. The address for this shareholder is 520 Madison Avenue, 32nd Floor, New York, NY 10022. Cramer Rosenthal has sole voting power with respect to 881,150 of these shares and sole dispositive power with respect to 948,100 of these shares.
(8)	The information given is as of or about December 31, 2004, as reported by Barclays Global Investors, N.A. (“Barclays”) in its Schedule 13G filed with the Securities and Exchange Commission. The address for this shareholder is 45 Fremont Street, San Francisco, CA 94105. Barclays has sole voting power with respect to 1,768,144 of these shares and sole dispositive power with respect to all of these shares.
(9)	The information given is as of or about December 31, 2004, as reported by Dalton, Greiner, Hartman, Maher & Co. (“Dalton Greiner”) in its Schedule 13G filed with the Securities and Exchange Commission. The address for this shareholder is 565 Fifth Avenue, Suite 2101, New York, NY 10017. Dalton Greiner has sole voting power with respect to 1,272,940 of these shares and sole dispositive power with respect to all of these shares.
(10)	The information given is as of or about December 31, 2004, as reported by U.S. Trust Corporation (“U.S. Trust”) in its Schedule 13G filed with the Securities and Exchange Commission. The address for this shareholder is 114 West 47th Street, New York, NY 10036. U.S. Trust has sole voting power with respect to 24,260 of these shares and sole dispositive power with respect to all of these shares.
(11)	The information given is as of or about December 31, 2004, as reported by Rice Hall James & Associates, LLC (“Rice Hall”) in its Schedule 13G filed with the Securities and Exchange Commission. The address for this shareholder is 600 W. Broadway, Suite 1000, San Diego, CA 92101. Rice Hall has sole voting power with respect to 1,280,824 of these shares and sole dispositive power with respect to all of these shares.

EXECUTIVE COMPENSATION

Report on Executive Compensation

We have in place an executive base compensation plan, an Annual Management Incentive Plan (the “Annual Plan”), and an existing Executive Management Incentive Plan (the “Existing Executive Plan”) applicable to certain of our executive officers including the Chief Executive Officer. For 2005-2006, we have in place a new Executive Management Incentive Plan (the “New Executive Plan”) which will replace the Existing Executive Plan that is also applicable to certain of our executive officers including the Chief Executive Officer.

Our Compensation Committee assists the Board in discharging the Board’s responsibilities relating to compensation of our executive officers. The Compensation Committee is currently comprised of three members, all of whom are independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. For 2004, the Compensation Committee maintained the executive base compensation plan, the Annual Management Incentive Plan and the Existing Executive Plan. In addition, the Compensation Committee maintained our 2003 Equity Incentive Plan, pursuant to which grants of stock-based awards can be made to our executive officers and other employees, and our 2003 Employee Stock Purchase Plan, pursuant to which our executive officers and other employees are entitled to purchase shares of our class B common stock. In February 2005, our Board and the Compensation Committee adopted the New Executive Plan, under which future long-term compensation awards will be granted.

The following report describes the overall compensation philosophy of the Compensation Committee, the various components that comprise the compensation available to our executive officers (including our named executive officers), and the determinations of the Compensation Committee with respect to our executive officers’ compensation for 2004 and certain aspects of that compensation for 2005.

Compensation Philosophy

The Compensation Committee, together with senior management, believes that our executive compensation plans should be designed to (i) provide aggregate compensation opportunities at levels competitive for comparable positions at companies that it considers comparable to us and (ii) tie a significant portion of executive compensation, both annually and over the longer term, to success in meeting specified performance goals.

To assist the Compensation Committee in determining market-comparable compensation levels, the Compensation Committee periodically retains compensation consultants to perform compensation surveys and to provide other advice. The surveys generally include media companies and companies in similar industries, as well as companies representing a broader cross-section of businesses. More companies are included in these surveys than are included in the two indices used in the stock performance graph on page 24 because the Compensation Committee believes that we compete for executive talent with companies in different industries.

Executive Base Compensation Plan

In determining base salaries for 2004, the Compensation Committee reviewed the experience and qualifications of the executive in each officer position and the duties and level of responsibilities found within each position. Comparative salaries paid by other companies (based on compensation surveys prepared by the outside compensation consultants retained by the Compensation Committee), were considered in evaluating the salary level for each executive, as was our Company’s historical performance, then-current salary levels and the recommendation of our Chairman and Chief Executive Officer (with respect to base salaries for all executives except the Chairman and Chief Executive Officer). Based on the Compensation Committee’s review of the foregoing and individual performance for 2003, base salaries for executive officers were generally increased for 2004.

The base compensation of our Chairman and Chief Executive Officer, Steven J. Smith, is determined primarily by reference to the factors listed above, except that Mr. Smith does not make a recommendation with respect to his own base salary. In addition to the factors listed above, the Compensation Committee conducted a review of Mr. Smith’s performance in 2003 to assist in determining his base salary for 2004. The Compensation Committee set Mr. Smith’s base salary for 2004 at $650,000, taking into consideration Mr. Smith’s leadership in our initial public offering and permanent capital process, as well as our financial performance and Mr. Smith’s leadership in further increasing shareholder value.

The Compensation Committee set Mr. Smith’s base salary for 2005 at $700,000, taking into consideration Mr. Smith’s continued execution of the Company’s strategic plan, his leadership efforts in successful acquisitions and divestitures, our financial performance and his overall outstanding performance during 2004. Also, the Compensation Committee recognized through the review of market data and in consultation with our outside compensation consultants that Mr. Smith’s salary is below that of executives in similar positions at other peer companies and, therefore, part of the increase was an adjustment to remain market competitive.

Annual Management Incentive Plan

We maintain the Annual Plan to reward key individuals for achieving financial and non-financial goals. The Compensation Committee approves eligibility for participation in the Annual Plan as well as the annual financial objectives. The potential bonus payments are stated as a percentage of base salary and generally increase with job responsibility, and are based on achievement of the annual financial objectives and individual performance. Participants in the Annual Plan are generally eligible to receive awards at or between “threshold,” “target” or “maximum” levels depending upon the achievement of annual financial objectives and individual performance.

For 2004, bonuses for corporate executives under the Annual Plan, including Mr. Smith, were based on corporate return on equity and revenue targets. For each subsidiary president, bonuses were based on the attainment of a combination of corporate return on equity and targets for revenue and return on invested capital and revenue targets for his or her respective subsidiary. In addition, a portion of the bonus payments under the Annual Plan for 2004 were determined based on an assessment of each individual participant’s performance. For Mr. Smith for 2004, achievement of threshold, target or maximum levels would result in a payment of 22.5%, 48.75% or 75.0% of base salary, respectively. For our other executive officers participating in the Annual Plan for 2004, achievement of threshold, target or maximum levels would result in payments ranging between 15.0-21.0%, 32.5-45.5% or 50.0-70.0% of base salary, respectively.

The Compensation Committee met in January 2005 to review bonus payouts for 2004 under the Annual Plan based on the established corporate financial goals and individual performance. Based on our Company’s performance in 2004 and his individual performance, Mr. Smith received an annual incentive bonus of $430,677, to be paid in 2005. This payment places his award at approximately 66% of 2004 base salary. Our other corporate executive officers received annual incentive bonuses at more than their respective targeted opportunity levels, but less than their maximum opportunity levels. Additionally, four of our subsidiary presidents received annual incentive bonuses at above their respective targeted opportunity levels and three below their targeted opportunity levels.

The Compensation Committee met in December 2004 to approve the various financial targets for the Annual Plan for 2005. For 2005, bonuses for corporate executives under the Annual Plan, including Mr. Smith, will continue to be based on corporate return on equity and targets for revenue. For each subsidiary president, bonuses will continue to be based on the attainment of a combination of corporate return on equity and revenue targets and the subsidiary’s performance in 2005 relative to financial targets that vary among the subsidiaries, including targets for revenue, pre-tax return on sales, return on invested capital and value-added sales. In addition, a portion of the bonus for each corporate executive and subsidiary president will be based on an assessment of each participant’s performance.

Amounts paid to our named executive officers under the Annual Plan are provided in the table entitled “Summary Compensation Information” below.

Executive Management Incentive Plans

To motivate management to achieve results that will enhance shareholder value over the long term, we have in place the Existing Executive Plan, under which we will grant no future awards but we will continue to make payments based on financial targets set by our predecessor company for on-going performance periods, and have recently adopted the New Executive Plan, under which we will grant all future long-term incentive awards.

The compensation committee of our predecessor company determined eligibility for participation in the Existing Executive Plan as well as the financial goals under such plan. Payouts under the Existing Executive Plan are made in cash, are made each year and are based on achievement of corporate financial goals over the preceding three-year performance cycle or, for officers with overall responsibility for the performance of subsidiaries, both corporate and subsidiary financial goals over the preceding three-year performance cycle.

The financial goals for the three-year performance period under the Existing Executive Plan ending in 2004 consisted of the sum of three years pre-tax earnings for the individual subsidiaries and the sum of three years net earnings for the Company. Based on these financial goals, our corporate executive officers received incentive bonuses at 61% of targeted opportunity levels. Also, based on a combination of corporate and subsidiary financial goals, two subsidiary presidents received incentive bonuses at above targeted opportunity levels and the remaining subsidiary presidents received incentive bonuses at below targeted opportunity levels. Awards made to our named executive officers under the Existing Executive Plan are provided in the table entitled “Summary Compensation Information” below.

The financial targets for the 2003-2005 performance period under the Existing Executive Plan as previously approved by the compensation committee of our predecessor company are based on the sum of three years’ pre-tax earnings for the individual subsidiaries and the sum of three years’ net earnings for the Company.

The Compensation Committee, in conjunction with the outside compensation consultants retained by the Compensation Committee, conducted an in-depth review of long-term incentive compensation and determined that it was desirable to include an equity component to the potential long-term awards for future performance periods. The Compensation Committee also determined that it was desirable to have two-year performance cycles rather than the current three-year cycles being utilized under the Existing Executive Plan, at least for the initial cycle and subject to future evaluation. The New Executive Plan is based on total shareholder return on the Company’s class A common stock compared to total shareholder return on the common stock of a customized peer group of companies.

Payouts earned under the 2005-2006 New Executive Plan will be made partly in cash and partly in grants of class B common stock, will be made early in 2007 and will be based on total shareholder return over the preceding two-year performance cycle. Equity grants will be made pursuant to the Company’s 2003 Equity Incentive Plan. Participants in the New Executive Plan will receive at the start of each performance period a number of performance units to be determined by multiplying the participant’s base salary by his or her target percentage of salary, which target ranges by participant from 100% to 50%, then dividing by the initial performance unit value of $100 per unit. The definition of total shareholder return used in our analyses is the annualized rate of return reflecting price appreciation plus reinvestment of dividends and the compounding effect of the dividend reinvestment. Share price for the purpose of calculating total shareholder return for the New Executive Plan will be measured based on the 10-day average trading price of our common stock on the NYSE at the beginning of the performance period and the 10-day average trading price at the end of the performance period. At the end of the performance period, if our 10-day average trading price is not greater than it was at the beginning of the performance period, then no payouts will be made under the New Executive Plan. However, if at the end of the performance period our 10-day average trading price is greater than it was at the beginning of the performance period, then our total shareholder return will be compared to the total shareholder return of a peer comparison group of companies to determine a relative performance rank. Based on this performance rank, each participant will receive an amount payable per performance unit that ranges between $0 and $150.

In February 2005, the Compensation Committee and the Board approved the New Executive Plan and the Compensation Committee granted performance units to participants under the New Executive Plan. The performance period for the initial cycle of the plan began on January 3, 2005 and will end on December 29, 2006.

Stock Ownership Guidelines

We have established stock ownership guidelines for our directors and certain executive officers as a way to better align the financial interests of our directors and executive officers with those of our shareholders. Directors are required to own 10,000 shares of stock. The requisite ownership amounts for executive officers are 175,000 shares for the Chairman and Chief Executive Officer; 100,000 for the President; 70,000 shares for the Executive Vice President and Chief Financial Officer; 35,000 for the Senior Vice President and General Counsel; and 20,000 to 35,000 for certain presidents of our operating subsidiaries. Equity awards under the New Executive Plan, if earned, may be used to satisfy these stock ownership requirements.

Attainment of these ownership levels will be reviewed regularly by the Compensation Committee. Those subject to stock ownership guidelines must meet the guidelines within 5 years of adoption or, for new hires, within 5 years of hire date.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the Proxy Statement to $1 million unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Compensation Committee’s commitment to link compensation with performance as described in this report, the Committee intends to qualify future compensation paid to the Company’s executive officers for deductibility by the Company under Section 162(m) except in limited appropriate circumstances.

Other

Our executive officers are also eligible to purchase shares of our class B common stock under our 2003 Employee Stock Purchase Plan.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Compensation Committee:

Roger D. Peirce, Chair

David J. Drury

Mary Ellen Stanek

Summary Compensation Information

In the table below, we describe the compensation earned for the last three years by our Chief Executive Officer and certain of our other executive officers whose salary and bonuses were more than $100,000 in 2004. For purposes of this table, we have included compensation paid by our predecessor company. We sometimes refer to the people in the table below as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation		All Other Compensation
		Salary ($)	Bonus ($)(1)	Securities Underlying Options	Other Annual Compensation(2)	LTIP Payments ($)	All Other Compensation ($)(3)
Steven J. Smith	2004	646,538	430,677	0	—	328,048	3,799
Chairman and	2003	602,693	505,776	0	—	0	4,130
Chief Executive Officer	2002	575,000	297,666	0	—	0	4,130

Douglas G. Kiel	2004	456,289	289,643	0	—	175,956	3,799
President	2003	434,154	279,164	0	—	0	4,130
	2002	415,000	194,705	0	—	0	4,130

Paul M. Bonaiuto	2004	376,616	200,364	0	—	127,365	3,799
Executive Vice President	2003	358,462	208,497	0	—	0	4,130
and Chief Financial Officer	2002	340,000	144,889	0	—	0	4,130

Keith K. Spore	2004	363,000	138,224	0	—	174,695	8,131
Senior Vice President and	2003	349,962	53,740	0	—	0	5,430
President of Journal Sentinel Inc.	2002	336,923	111,223	0	—	0	5,430

James P. Prather	2004	335,154	156,388	0	—	21,337	487
Vice President and General	2003	323,692	64,814	0	—	0	74,660
Manager of Journal Broadcast Group, Inc.	2002	306,924	39,188	0	—	0	4,130

(1)	All bonus amounts indicated were paid pursuant to our Annual Management Incentive Plan, except that in 2003 Mr. Smith received a special bonus of $150,000 and Messrs. Kiel and Bonaiuto bonuses of $40,000 each, in recognition of their leadership and outstanding performance in guiding the Company through the process of its initial public offering. Mr. Prather’s bonus includes a one-time special bonus in the amount of $25,000 earned in 2003.
(2)	The amount of the perquisites and other personal benefits, securities or property paid to each of the named executive officers is less than the lesser of $50,000 or 10% of the total annual salary and bonus paid to such named executive officer and are not included in the amounts set forth in this column.
(3)	For Messrs. Smith, Kiel, and Bonaiuto, employer contributions to the Investment Savings Plan (a 401(k) plan) and the cafeteria benefits plan on behalf of these officers represent all of the compensation in the “All Other Compensation” column. For Mr. Spore, employer contributions to the Investment Savings plan and the cafeteria benefits plan on his behalf and the value of a computer provided as a retirement gift represents all of the compensation in this column. For Mr. Prather, employer contributions to the Investment Savings Plan and the cafeteria benefits plan on his behalf and $74,230 of reimbursements by us for relocation expenses represent all of the compensation in this column.

Stock Options

We currently have in place our 2003 Equity Incentive Plan. There were no stock options granted under the 2003 Equity Incentive Plan to our named executive officers in fiscal 2004. None of our named executive officers held or exercised options during 2004.

Executive Management Incentive Plans

Payouts under the Existing Executive Plan are made in cash, are made each year and are based on achievement of corporate financial goals over the preceding three-year performance cycle and, for officers with overall responsibility for the performance of subsidiaries, both corporate and subsidiary financial goals over the preceding three-year performance cycle. The financial goals for the three-year performance period ending at the end of 2004 were determined by the compensation committee of our predecessor company and consisted of the sum of three years’ pre-tax earnings for the individual subsidiaries and the sum of three years’ net earnings for the Company. Based on these financial goals, our corporate executive officers received incentive bonuses at 61% of targeted opportunity levels. Also, based on a combination of corporate and subsidiary financial goals, two subsidiary presidents received incentive bonuses at above targeted opportunity levels and the remaining subsidiary presidents received incentive bonuses at below targeted opportunity levels.

The financial targets for the 2003-2005 performance period under the Existing Executive Plan as previously approved by the compensation committee of our predecessor company are based on the sum of three years’ pre-tax earnings for the individual subsidiaries and the sum of three years’ net earnings for the Company. The participants in the Existing Executive Plan are certain of our executive officers, including the Chief Executive Officer, as determined by the compensation committee of our predecessor company. The following table shows the threshold, target and maximum awards that are potentially payable to the named executive officers for the performance period of 2003-2005. This table is calculated on each executive’s average base salary. Payouts of awards are currently based on the sum of our net earnings over a three-year period. Each participant’s award is determined based on the degree to which three-year performance is achieved at the conclusion of the performance cycle. In the case of Mr. Spore, his payments will be prorated based on the two years that he participated in the plan when he was employed by the Company prior to his retirement.

Existing Executive Plan – Potential Payouts for 2003-2005 Period

	Average Base Salary	Targeted % Opportunity	Estimated Future Payouts under the Plan
Participant(1)			Threshold	Target	Maximum
Steven J. Smith	$651,667	88%	$286,733	$573,467	$860,200
Douglas G. Kiel	$462,250	66%	$152,543	$305,085	$457,628
Paul M. Bonaiuto	$377,000	58%	$109,330	$218,660	$327,990
Keith K. Spore(2)	$357,500	46%	$82,225	$164,450	$246,675

(1)	Mr. Prather is not a participant in this plan.
(2)	Mr. Spore’s payments will be prorated based on the two years he participated in the plan.

Deferred Compensation Plan

We also maintain a Deferred Compensation Plan under which participants may defer a portion of base salary and a portion or all of their payment from the Annual Plan and a portion or all of their payment from the 2003-2005 cycle of the Existing Executive Plan. The Deferred Compensation Plan shelters a participant’s deferrals from taxes until the participant receives such deferrals when he or she leaves our Company or retires. The participant’s deferrals receive an annual return based on the prime interest rate minus 1.5%.

Pension Plan and Supplemental Benefit Plan

The following table shows the approximate retirement benefit payable on retirement at age 65 under our Employees’ Pension Plan and our Supplemental Benefit Plan for employees in specified compensation ranges with varying years of participation in the plans:

Estimated Annual Retirement Benefit

Five Year Average Compensation	Years of Plan Participation
	20	25	30	35
$ 300,000	$66,900	$83,832	$100,344	$117,060
400,000	91,164	113,952	136,740	159,528
500,000	115,428	144,288	173,148	201,996
600,000	139,692	174,624	209,544	244,464
700,000	163,968	204,948	245,940	286,932
800,000	188,232	235,284	282,348	329,400
900,000	212,496	265,620	318,744	371,868
1,000,000	236,760	295,956	355,140	414,336

The Employees’ Pension Plan is completely funded by us. Our contributions are accrued based on amounts required to be funded under provisions of the Employee Retirement Income Security Act of 1974. The amount of accrued benefits is actuarially determined under the accrued benefit valuation method. It is a defined benefit pension plan that provides benefits for our employees as well as employees of certain of our subsidiaries who meet minimum age and service eligibility requirements. Subject to certain limitations, the monthly retirement benefit under the plan, assuming attainment of the retirement age specified by the plan and payments in the form of a life annuity, is determined in accordance with a formula that takes into account the following factors: final average compensation for the last five years of employment (taking into account annual salary and annual incentive compensation as reported in the summary compensation table), number of years of active plan participation and an actuarially determined Social Security offset.

The Supplemental Benefit Plan is a non-qualified, unfunded, defined benefit plan that supplements payments under the Employees’ Pension Plan. Benefits payable under the Supplemental Benefit Plan are calculated without regard to the limitations imposed on the amount of compensation that may be taken into account under the Employees’ Pension Plan. Future benefits payable under the Supplemental Benefit Plan are based on a participant’s base salary and annual incentive compensation only and do not take into account a participant’s long-term compensation under either the Existing Executive Plan or the New Executive Plan. Payments that we are currently making to Robert A. Kahlor, our former chairman and chief executive officer, are payable pursuant to an earlier version of the Supplemental Benefit Plan that took into account a participant’s base salary, annual compensation and long-term compensation.

With respect to the officers and directors listed in the summary compensation table above, all five are participants in the Employees’ Pension Plan. Mr. Smith has 28 years of Employees’ Pension Plan participation, Mr. Kiel has 18 years, Mr. Bonaiuto has 8 years, Mr. Spore has 37 years and Mr. Prather has 13 years as of the record date.

Compensation Committee Interlocks and Insider Participation

Mr. Smith, our Chairman and Chief Executive Officer, has served as a director of Badger Meter, Inc. since February 2000, and has served on the Corporate Governance Committee of the Board of Directors of Badger Meter, Inc. (which committee has responsibility for executive compensation matters) since May 2003. Mr. Forbes, one of our directors, previously served as Chairman and Chief Executive Officer of Bader Meter, Inc.

and has served as a director of our predecessor company since 1996. Mr. Forbes is the chair of the Audit Committee and serves on the Executive and Nominating and Corporate Governance Committees. He also serves as our Lead Director. Mr. Smith did not serve on the Corporate Governance Committee of the Board of Directors of Badger Meter, Inc. at any time while Mr. Forbes was an employee of Badger Meter, Inc.

Agreements with Named Executive Officers

On February 8, 2005, the Board approved an employment agreement between our Company and Steven J. Smith, our Chairman and Chief Executive Officer, dated as of February 8, 2005. Under this agreement, we agreed to employ Mr. Smith as Chairman of the Board and Chief Executive Officer for a term of employment that automatically renews on a day-by-day basis such that it always has a three-year term. Either Mr. Smith or our Company may give written notice of his or our intent to terminate the “rolling” nature of the employment agreement, in which case the term will end as of the date immediately preceding the third anniversary of the delivery of such notice. Pursuant to the terms of this agreement, Mr. Smith’s compensation will consist of the following components: (i) an annual base salary of not less than his aggregate annual base salary from our Company and our affiliates as in effect immediately before the date of the employment agreement, to be reviewed at least annually for possible increase; (ii) continued participation in our short-term and long-term incentive compensation plans, under which his annual and long-term incentive targets will be equal to or higher than the targets set for other of our senior executives; (iii) participation in all of our applicable incentive, savings and retirement plans, practices, policies and programs in which our other senior executives participate; and (iv) eligibility (with his family) for all welfare benefit plans, practices, policies and programs provided by us (such as medical, disability and group life insurance) for which our other senior executives are eligible.

If, prior to the end of the term of the employment agreement, we terminate Mr. Smith’s employment other than for cause or disability (each as defined in the employment agreement), or Mr. Smith terminates his employment for good reason (as defined in the employment agreement), we will continue to provide Mr. Smith with the compensation and benefits called for by the employment agreement for three years (with incentive compensation equal to the average incentive compensation that Mr. Smith earned for the two calendar years immediately preceding his termination date and with stock-based awards being paid in cash equal to the fair market value of the awards that would otherwise have been granted); provided, however, that if the employment agreement has been terminated by Mr. Smith for good reason based on our delivery of notice of our intent not to renew the agreement on or after April 30, 2012, then his compensation after termination will be limited to 50% of the annual salary, incentive compensation and welfare benefit plans, practices, policies and programs that would otherwise be payable. In addition to the foregoing, any restricted stock outstanding on the date of termination will be fully vested, all stock options outstanding on such date will be fully vested and exercisable and any performance shares or units will be governed by the terms and conditions of our long-term incentive plan under which they were awarded. Mr. Smith will also be entitled to reasonable office and administrative support for one year following any termination of employment.

During the term of his employment with our Company and for a period of two years thereafter, Mr. Smith has agreed that he (i) will protect and preserve all confidential information of our Company (as defined in the employment agreement); (ii) will not participate in or assist, either directly or indirectly, a competitive business (as defined in the employment agreement); and (iii) will not solicit, either directly or indirectly, any employee of our Company who was supervised by him.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assisted the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Audit Committee reviewed and discussed the audited financial statements for 2004 with management. The Audit Committee also discussed the matters required to be discussed by Statement of Auditing Standard No. 61 with the Company’s independent auditors, Ernst & Young LLP. The Audit Committee received a written disclosure and letter from Ernst & Young LLP as required by Independence Standards Board Standard No. 1, and discussed with Ernst & Young LLP its independence. Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee:

James L. Forbes, Chairman

David J. Drury

Roger D. Peirce

ERNST & YOUNG LLP DISCLOSURE

The Audit Committee of the Board appointed Ernst & Young LLP as our independent auditors for 2004, and we expect the Audit Committee of the Board to appoint Ernst & Young LLP as our independent auditors for 2005. Representatives of Ernst & Young LLP are expected to be present at the Annual Meting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions. Ernst & Young LLP has served as our independent auditors for at least 79 years. During 2004, Ernst & Young LLP performed an annual audit of our consolidated financial statements for inclusion in the annual report to shareholders and required filings with the Securities and Exchange Commission.

Audit Fees. Ernst & Young LLP served as our independent auditors in 2004. The aggregate audit fees billed by Ernst & Young LLP for the fiscal years ended December 26, 2004 and December 31, 2003 were $861,057 and $657,169, respectively. Audit fees include fees billed for professional services rendered for the audit of our annual financial statements and management’s assessment under Section 404 of the Sarbanes Oxley Act, the review of quarterly financial statements and statutory and regulatory filings.

Audit-Related Fees. The aggregate audit-related fees billed by Ernst & Young LLP for the fiscal years ended December 26, 2004 and December 31, 2003 were $51,052 and $7,244, respectively. Audit-related fees include fees billed for assurance and related services for attest services and consultations concerning financial accounting and reporting matters not classified as audit.

Tax Fees. The aggregate tax fees billed by Ernst & Young LLP for the fiscal years ended December 26, 2004 and December 31, 2003 were $23,326 and $59,224, respectively. Tax fees include fees billed for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees. All other fees for products and services other than those in the above three categories billed by Ernst & Young LLP for the fiscal years ended December 26, 2004 and December 31, 2003 were $0 and $1,975, respectively. These fees were billed for actuarial services for post-retirement employee benefits. Effective May 2003, Ernst & Young LLP no longer provided these services to us.

Our Audit Committee does not consider the provision of non-audit services by Ernst & Young LLP to be incompatible with maintaining auditor independence. Pursuant to the provisions of the Audit Committee charter, all audit services and all permitted non-audit services (unless de minimus) provided by our independent auditors, as well as the fees and other compensation to be paid to them, must be approved in advance by our Audit Committee. All audit, audit-related, tax and other services provided by Ernst & Young LLP during 2004 were approved by our Audit Committee in accordance with 17 CFR 210.2-01(c)(7)(i) and the terms of the Audit Committee charter.

STOCK PERFORMANCE INFORMATION

The following graph compares, on a cumulative basis, changes in (i) the total return on our class A common stock since the close of trading on September 24, 2003 (the date on which our class A common stock was first publicly traded) with (ii) the total return since the close of trading on August 31, 2003 on the Standard & Poor’s 500 Stock Index, when the most applicable monthly index was calculated, and (iii) the total return since the close of trading on September 24, 2003 on a peer group comprised of ten corporations that concentrate on newspapers and broadcast operations. The Company’s peer group is comprised of A.H. Belo Corporation, Gannett, Inc., Knight Ridder, Inc., Lee Enterprises, Inc., McClatchy Newspapers, Inc., The New York Times Company, Pulitzer Publishing Company, The E.W. Scripps Company, The Tribune Company and The Washington Post Company.

Comparison of Total Shareholder Returns

(on a dividend-reinvested basis)

COMPARISON OF 15-MONTH CUMULATIVE TOTAL RETURN *

AMONG JOURNAL COMMUNICATIONS, INC., THE S&P 500 INDEX

AND A PEER GROUP

* $100 invested on 9/24/03 in JRN and peer group stock and on 8/31/03 for the S&P 500 index (which is calculated end-of-month only.)

	Cumulative Total Return
	9/03	12/03	3/04	6/04	9/04	12/04
Journal Communications, Inc.	100.00	114.47	115.41	115.69	109.89	113.05
S & P 500	100.00	110.99	112.87	114.81	112.66	123.06
Peer Group	100.00	113.69	111.90	109.99	104.93	105.56

CERTAIN TRANSACTIONS

Pursuant to the terms and conditions of the shareholders agreement, dated May 12, 2003, among us, our predecessor company, Matex Inc. and the Abert Family Journal Stock Trust (the latter two of which, including any family successors thereto, we refer to as the “Grant family shareholders”), the Grant family shareholders agreed not to transfer any of their shares during the three years following our initial public offering, except as otherwise provided for in the agreement or pursuant to a Board-approved business combination transaction or under Rule 144 of the Securities Act of 1933. In addition, the Grant family shareholders agreed that they will not exercise their rights under our articles of incorporation to purchase any available shares of class B common stock if, after the proposed purchase, the Grant family shareholders would own more than 17% of the class B common stock then outstanding.

The shareholders agreement gives us the right to redeem approximately 18.5% of the Grant family shareholders’ class B shares, at 105% of the average closing price of the class A shares, during the period beginning on March 17, 2005 and ending on September 12, 2005. In addition, each year beginning in 2004, we may redeem, at 105% of the average closing price of the class A shares, class B shares then owned by the Grant family shareholders if the Grant family shareholders own more than 17% of the class B shares then outstanding. In either case, the Grant family shareholders may, before the redemption occurs, convert their class B shares subject to the redemption into class A shares without complying with the class B offer procedures set forth in our articles of incorporation.

The shareholders agreement provides the Grant family shareholders with certain rights to register with the Securities and Exchange Commission some or all of their shares for resale to the public. Beginning September 13, 2005, the Grant family shareholders have the right to “demand” the registration of their shares, for resale, subject to the limitations described below. The Grant family shareholders also have the right to participate in certain of our proposed stock offerings to the public, subject to certain conditions. Notwithstanding these rights, we will not be obligated to effect any Grant family shareholder “demand” to register shares within 180 days after (1) the effective date of a registration in which the Grant family shareholders were notified of their rights to participate in an offering of ours or (2) any other registration of theirs. In addition, we may postpone for up to 180 days the filing or the effectiveness of any such Grant family shareholders’ “demand” registration statement if our Board determines that effecting such registration would have certain negative consequences.

The shareholders agreement also provides that, beginning with the 2004 Annual Meeting, the Grant family shareholders will have the right to propose one director nominee to the Board (or, if the Board is comprised of more than 11 directors, the Grant family shareholders will have the right to propose two director nominees). This right terminates when the Grant family shareholders hold less than 5% of the outstanding shares of our common stock. The Grant family shareholders’ nominee will be subject to applicable professional and governance standards. In connection therewith, the Grant family shareholders agreed to take all actions necessary to elect all of our recommended nominees for director. At the 2004 Annual Meeting of Shareholders, the Grant family shareholders nominated, and our shareholders elected, David G. Meissner as a Class I director until the 2007 Annual Meeting of Shareholders and until his successor is duly elected and qualified.

Robert W. Baird & Co. Incorporated

Ms. Stanek, one of our directors, is the President of Baird Funds, Inc. and a Managing Director, responsible for investment advisory business, of Robert W. Baird & Co., Incorporated. She is not part of the investment banking division of Robert W. Baird & Co., Incorporated. In 2004, we paid Robert W. Baird & Co., Incorporated $1,874,510 for underwriting discounts and commissions in connection with our follow-on public offering. Ms. Stanek receives no additional compensation or incentive payments as a result of Robert W. Baird & Co., Incorporated’s work for us.

Other

In 2004, we and some of our subsidiaries purchased various marketing and promotional materials from SalesSmith Inc. through various transactions aggregating a total of approximately $72,000. SalesSmith Inc. is 100% owned by Matthew and Marycaye Smith, who are the brother and the sister-in-law of Steven J. Smith, our Chairman and Chief Executive Officer.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain of our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of changes in ownership of our common stock with the Securities and Exchange Commission. Those people are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, all of those people complied with all Section 16(a) filing requirements in 2004 except that Mr. Davis, a non-employee director, did not timely file a Form 4 relating to 254 shares of restricted stock granted to him on December 14, 2004 pursuant to the terms of our 2003 Equity Incentive Plan (the required report was subsequently filed on January 10, 2005).

Corporate Governance Matters

We have adopted, a Code of Ethics for Financial Executives (meeting the definition of “code of ethics” as that term is defined in Item 406(b) of Regulation S-K) that applies to our Chief Executive Officer and senior financial and accounting officers and employees. We have also adopted a Code of Ethics, applicable to all employees, and a Code of Conduct and Ethics for Members of the Board of Directors, applicable to all directors, which together satisfy the requirements of the New York Stock Exchange regarding a “code of business conduct.” Finally, we have adopted Corporate Governance Guidelines addressing the subjects required by the New York Stock Exchange. We make copies of the foregoing, as well as the charters of our Board committees, available free of charge on our web site at www.journalcommunications.com, and this information is available in print to any shareholder who requests it by writing to Paul E. Kritzer, Vice President and Secretary, Journal Communications, Inc., P.O. Box 661, Milwaukee, Wisconsin 53201-0661.

Miscellaneous

We will bear the cost of soliciting proxies. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose.

A shareholder who intends to present a proposal at, and have the proposal included in our Proxy Statement for, an Annual Meeting of Shareholders must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. In order to comply with such rule, proposals submitted for the 2006 Annual Meeting must be received by us by no later than November 18, 2005 (assuming a meeting date in late April 2006). A shareholder who intends to present a proposal at an Annual Meeting (including nominating persons for election as directors) but does not intend to have the proposal included in our Proxy Statement for such meeting must comply with the requirements set forth in our bylaws and discussed above under “Election of Directors – Board Meetings and Committees – Nominating and Corporate Governance Committee.” Under our bylaws, if we do not receive such notice prior to December 31, 2005 (assuming a meeting date before May 1, 2006), then the notice will be considered untimely and we will not be required to present such proposal at the 2006 Annual Meeting. If our Board chooses to present such proposal at the 2006 Annual Meeting, then the persons named in proxies solicited by the Board for the 2006 Annual Meeting may exercise discretionary voting power with respect to such proposal.

Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the annual report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling or writing Paul E. Kritzer, Vice President and Secretary, Journal Communications, Inc., P.O. Box 661, Milwaukee, Wisconsin 53201-0661, phone number (414) 224-2374.

We have filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the fiscal year ended December 26, 2004. This Form 10-K will be bound with our 2004 Annual Report to Shareholders and mailed to each person who is a record or beneficial holder of shares of our common stock on the record date for the Annual Meeting.

JOURNAL COMMUNICATIONS, INC.

Paul E. Kritzer Vice President and Secretary

Milwaukee, Wisconsin

March 16, 2005

Appendix A

Journal Communications, Inc.

Director Independence Standards

As Adopted by Board of Directors on Feb. 10, 2004 and amended on April 29, 2004 and

February 8, 2005

A director shall be determined to be independent by the Board if the director satisfies the standards set forth below and, with respect to any relationship between the director and Journal Communications or its subsidiaries not covered by the standards set forth below, the independent directors of the Board make the affirmative determination that such relationship is not material. Members of the Audit Committee shall, in addition to the standards set forth below, be required to meet the requirements of Section 301 of Sarbanes Oxley and the SEC’s Exchange Act Rule 10A-3(b)(1). In the event of the adoption of any new law or regulation applicable to independence for directors or the members of any committee of the Board, those requirements shall automatically be incorporated into these standards.

Employment

•	The director has not been employed by Journal Communications in the past 3 years.

•	The director is not and during the past 3 years has not been employed as an executive officer by another company if an executive officer of Journal Communications serves or has served at the same time on the compensation committee of that other company.

•	The director is not a current partner or employee of a firm that is the internal or external auditor of Journal Communications and the director, during the past 3 years, has not been a partner or employee of such a firm and personally worked on an audit of Journal Communications.

Family Members

The director does not have an immediate family member who:

•	is or has been an executive officer of Journal Communications in the past 3 years; or

•	is a current partner of a firm that is the internal or external auditor of Journal Communications; or who is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or who during the past 3 years, has been a partner or employee of such a firm and personally worked on an audit of Journal Communications; or

•	is or has been in the past 3 years employed as an executive officer by another company if an executive officer of Journal Communications serves or has served at the same time on the compensation committee of that other company; or

•	has received more than $100,000 during any 12-month period in direct compensation as an executive officer from Journal Communications in the past 3 years (director fees and pension and other forms of deferred compensation for prior service that are not contingent on continued service are excluded); or

•	is an executive officer of another company that, in the past 3 years, made or makes payments to or received or receives payments from Journal Communications in an amount that in any fiscal year exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

•	is an executive officer of a non-profit organization to which Journal Communications made contributions in the past 3 years that in any one year exceeded the greater of $1 million or 2% of the non-profit’s consolidated gross revenues.

“Immediate family member” includes a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

A-1

Consulting Arrangements and Other Compensation

•	The director has not received more than $100,000 during any 12-month period in direct compensation from Journal Communications in the past 3 years. Director fees and pension and other forms of deferred compensation for prior service that are not contingent on continued service are excluded.

•	The director has not received from Journal Communications or any executive officer of Journal Communications any personal benefits other than routine business entertainment.

Loans and Credit Arrangements

•	The director does not have any personal loans from Journal Communications.

•	The director does not have any other type of credit facility or arrangement with Journal Communications, with the exception of arrangements for the payment of reasonable director expenses in the ordinary course of his or her board service or the purchase of services from Journal Communications on standard terms offered to the general public.

Business Affiliations

•	The director is not an executive officer or employee of another company that, in the past 3 years, made or makes payments to or received or receives payments from Journal Communications in an amount that in any fiscal year exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues.

•	The director was not involved in the decision by Journal Communications to select any entity in which the director (or their immediate family member) is an executive officer or partner as a provider of goods or services to Journal Communications and recused themselves from any determination regarding such provider made by the Board or any committee of the Board.

•	The terms of any contract or other arrangement under which goods or services are or were provided to Journal Communications and any entity in which the director (or their immediate family member) is an executive officer or partner were determined through an arms-length negotiation; were entered into by Journal Communications in the ordinary course of its business; and are on substantially the same terms as comparable transactions with non-affiliated persons.

Charitable Affiliations

•	The director is not an executive officer of a non-profit organization to which Journal Communications made contributions in the past 3 years that in any one year exceeded the greater of $1 million or 2% of the non-profit’s consolidated gross revenues.

A-2

DIRECTIONS TO JOURNAL COMMUNICATIONS, INC.

2005 ANNUAL MEETING OF SHAREHOLDERS

Pfister Hotel

424 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

From Milwaukee’s Mitchell International Airport (20 minutes): Depart the airport on westbound Interstate Highway 94, which, after a few miles, will merge with northbound Interstate Highway 43. After crossing the bridge approaching downtown, take the right lane exit for Interstate Highway 794 East. On I-794, move to the left lane and take the exit for North Van Buren Street. Continue northbound on North Van Buren Street for three blocks to East Wisconsin Avenue. Turn left on East Wisconsin Avenue and, after traveling two blocks, the Pfister Hotel will be on your right. A parking garage is available at the rear of the hotel on East Mason Street.

JOURNAL COMMUNICATIONS, INC. 2005 ANNUAL MEETING OF SHAREHOLDERS APRIL 28, 2005, 9 AM CENTRAL TIME PFISTER HOTEL 424 EAST WISCONSIN AVENUE, MILWAUKEE, WI 53202

VOTING INSTRUCTIONS

We encourage you to take advantage of the new and convenient ways to vote your shares. If you are voting by Proxy, you may vote by mail, telephone or the Internet. Your telephone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card. To vote, please follow these easy steps:

INTERNET VOTING	VOTING BY MAIL	TELEPHONE VOTING
Visit the Internet voting web site at https://proxy.georgeson.com. Enter the 5-digit COMPANY NUMBER below (left box) and the 12-digit CONTROL NUMBER below (right box) and follow the instructions on your screen. You will incur only your usual Internet charges.	Simply mark, sign and date your Proxy Card and return it in the postage-paid envelope. Any mailed Proxy Card must be received prior to the vote at the meeting.	This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-786-9313, 24 hours a day, 7 days a week. You will be asked to enter ONLY the 12-digit CONTROL NUMBER below (right box). Have your Proxy Card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed.

IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL BACK THIS PROXY CARD.

PROXIES SUBMITTED BY TELEPHONE OR THE INTERNET MUST BE RECEIVED BY 5:00 P.M., EASTERN TIME, ON APRIL 27, 2005, THE DAY BEFORE THE MEETING.

PLEASE DETACH PROXY HERE

☒	Please mark your votes as in this example.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is given,

this Proxy will be voted FOR all of the Board of Directors’ nominees.

The Board Of Directors Recommends a vote FOR its nominees.

1. Election of Directors:	FOR	WITHHOLD AUTHORITY		FOR	WITHHOLD AUTHORITY		FOR	WITHHOLD AUTHORITY
Steven J. Smith	☐	☐	Mary Ellen Stanek	☐	☐	Jeanette Tully	☐	☐

Signature:

PLEASE SIGN NAME EXACTLY AS IT APPEARS TO THE LEFT.

PLEASE DETACH PROXY HERE

P R O X Y

JOURNAL COMMUNICATIONS, INC.

2005 ANNUAL MEETING OF SHAREHOLDERS

This Proxy is solicited on behalf of Journal Communications, Inc.’s Board of Directors.

The undersigned appoints Steven J. Smith and Douglas G. Kiel, and each of them, each with full power to act without the other, and each with full power of substitution, as Proxies to vote all of the shares of class A common stock, class B common stock and/or class C common stock of Journal Communications, Inc. held of record by the undersigned as of the close of business on February 22, 2005 at the 2005 Annual Meeting of Shareholders, to be held on April 28, 2005, or any adjournment or postponement thereof. The undersigned also acknowledges receipt of the 2004 Annual Report to Shareholders, the Notice of the Annual Meeting and the Proxy Statement. The undersigned hereby revokes any other Proxy executed previously for the 2005 Annual Meeting of Shareholders.

This Proxy, when properly executed, will be voted in the manner the undersigned shareholder directs on the reverse side of this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR each of the Board nominees listed on the reverse side of this card. Therefore, to direct a vote FOR each of the Board nominees, you need not mark any box. Simply sign, date and return this Proxy.

If this Proxy is not returned, or if you do not vote via the telephone or the Internet, then the shares of Journal Communications, Inc. common stock you own will not be voted.

Please be sure to sign on the reverse side of this card exactly as your name appears next to the signature line.

Shares of class A common stock are entitled to one vote per share, shares of class B common stock are entitled to ten votes per share, and shares of class C common stock are entitled to two votes per share on each matter submitted to shareholders at the Annual Meeting.

PLEASE REFER TO THE REVERSE SIDE TO VOTE AND FOR VOTING INSTRUCTIONS.